Exhibit 10.19

ABM INDUSTRIES INCORPORATED
PERFORMANCE SHARE AGREEMENT
2006 EQUITY INCENTIVE PLAN

The Compensation Committee of the Board of Directors of ABM Industries Incorporated has approved a grant to you (the “Grantee”) of Performance Share Units (“PSUs”) pursuant to the ABM Industries Incorporated 2006 Equity Incentive Plan, as amended and restated on March 7, 2018 (the “Plan”), as described below.

Grantee Name:	[ ]
Number of PSUs Granted:	[ ]
Grant Date:	[ ]
Performance Period:	[ ]
Performance Metrics:	[ ]
Vesting Date:	[ ]

Performance Share Settlement: Provided you continue to be employed by ABM Industries Incorporated (the “Company”) or any subsidiary or parent of the Company through the applicable Vesting Date stated above, but only if the performance conditions are met as determined by the Administrator, the PSUs will become vested and paid out in accordance with the performance objectives, performance period, and vesting schedule as of the Vesting date. In addition, unvested PSUs, shares received in connection with the vesting of PSUs and amounts realized on the sale of such shares may be subject to forfeiture under the circumstances set forth in the Plan and the Statement of Terms and Conditions.

The Plan and the Statement of Terms and Conditions are incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or in the Statement of Terms and Conditions, as applicable. [Notwithstanding any provisions in the Statement of Terms and Conditions related to vesting upon termination for Retirement, Disability or death:

(A) In the event of your voluntary retirement from the Company at least one year following the Grant Date, after reaching the age of 60 and having completed 10 years of service, and subject to your continued compliance with any applicable restrictive covenants, your unvested PSUs will remain eligible to vest on the Vesting Date above but only if, and to the extent that, the Performance Condition is met as determined by the Administrator; and

(B) In the event of your termination due to Death or Disability (as defined in your Amended and Restated Executive Employment Agreement), and in the case of Disability, subject to the execution of a release agreement in favor of the Company and your continued compliance with any applicable restrictive covenants, the target number of your PSUs will immediately vest (without regard to the attainment of the Performance Condition).] [insert for applicable Executive Officer Award Agreements]

The Grantee acknowledges receipt of a copy of the Plan, the Statement of Terms and Conditions, the Plan Prospectus and performance objectives relating to this grant, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts the PSUs subject to all of their terms and conditions. The Grantee acknowledges that there are tax consequences upon settlement of the PSUs or disposition of the shares, if any, received in connection therewith and that Grantee should consult a tax adviser prior to such settlement or disposition.

By accepting this award, the Company and the Grantee agree that the PSUs are granted under and governed by this Performance Share Agreement and by the provisions of the Plan, the Statement of Terms and Conditions and performance objectives attached hereto.

ABM INDUSTRIES INCORPORATED